Exhibit  23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170718) pertaining to the Amended and Restated Stock Option Plan, as amended and the 2010 Stock Incentive Plan of Accretive Health, Inc. of our reports dated June 23, 2015, with respect to the consolidated financial statements of Accretive Health, Inc., and the effectiveness of internal control over financial reporting of Accretive Health, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP

Chicago, Illinois
June 23, 2015